Exhibit 99.1
                              Fiscal Quarter Ended
                                December 14, 2005

Mass Megawatts Wind Power, Inc. (OTC Bulletin Board:MMGW) reports for quarter ending October 31,2005.

WORCESTER, MA., December 14, 2005 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC Bulletin Board: MMGW) reports for quarter ending October 31,2005 loss of three cents per share or $97,419. In the same three month period or second fiscal quarter ending October 31,2004 of the previous year, there was a net loss of ten cents per share or $300,001.

The company main product is known as a Multiaxis Turbosystem (MAT). The use of smaller blades reduces the structural fatigue of longer, heavier blades. It is also more efficient at gathering the mechanical power of the wind and transferring it to the generators for the reduction of electrical power. This system allows other critical parts of the wind turbine to be repositioned, thus reducing the structural complexity and cost of construction. For example, the heavy generator and shaft speed-increasing device are placed at ground level rather than mounted atop the tower.

Providing more structurally sound blades help resolve mechanical related issues. The benefits of this innovation provide for inexpensive repair and maintenance of such turbine components as the generator, heavy variable speed equipment, and the gearbox. The rotor itself is elevated high above the ground, thus preventing unwanted turbulence.

The MAT is also easier to construct and uses standard items which avoid the need for custom-made parts, excluding the mass produced blades. Several suppliers can supply the turbine's blade. This prevents any supplier backlogging problems and also keeps the cost of the blades low.

Additionally, the MAT uses isolating, absorbing, and/or dampening materials that are securely bonded between the structure and the moving parts. The object of these items is to isolate, absorb, and dampen the vibrations of the moving blades from the steel structure. The parts are placed between the shaft and bearings.

The MAT enhances structural support by using a tower support system. Blades can be placed at different positions or angles along the axis for reducing the torque ripple. With less vibrations and better weather protection, more economical materials can be utilized in the wind turbine system. The MAT can use less expensive structural supports that are also easier to construct.

One noted benefit is that the MAT structure is like a four- legged table, unlike the one tower system used in conventional wind turbines. This is similar to the concept behind the lighter but stronger lattice tower. Simply put, the MAT structure requires less material for the same stability. The MAT also provides a longer life for the bearings by reducing the structural and mechanical stress through the reduction of structural vibrations and the decentralization of mechanical forces. Additionally, these innovations should prolong the life of the structure itself.

In addition to mechanical and structural benefits of the MAT system, there are also a number of environmental advantages. The turbines are noiseless which may ease site permitting. The MAT looks somewhat like a three story building minus the walls and windows. Furthermore, its high visibility should prevent birds from flying into the rotation area.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT


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power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc., the company.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com